Exhibit 10.1

TAX MATTERS AGREEMENT

between

JEFFERIES FINANCIAL GROUP INC.

and

VITESSE ENERGY, INC.

Dated as of [    ]

-i-

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [    ] between Jefferies Financial Group Inc. (“Jefferies”), a New York corporation, and Vitesse Energy, Inc. (“SpinCo”), a Delaware corporation.

WITNESSETH:

WHEREAS, Jefferies and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Separation and Distribution Agreement”), pursuant to which the Pre-Distribution Transactions (including the Contribution), the Distribution, and other related transactions will be consummated;

WHEREAS, the Pre-Distribution Transactions (including the Contribution), together with the Distribution, are intended to qualify for the Intended Tax-Free Treatment; and

WHEREAS, Jefferies and SpinCo desire to set forth their agreement on the rights and obligations of Jefferies, SpinCo and the other Jefferies Parties and SpinCo Parties respectively, with respect to (A) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, as defined below, (B) Taxes arising prior to, at the time of, and subsequent to the Distribution, or resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1.    Definitions.

(a)    For the purposes of this Agreement the following terms shall have the following meanings; provided that capitalized terms used but not otherwise defined in this Section 1 shall have the respective meanings ascribed to such terms in the Separation and Distribution Agreement:

“Active Trade or Business” means the business conducted by SpinCo, as described in the IRS Ruling.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any combined, consolidated, unitary or other similar group defined under a similar provision of applicable Law.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” has the meaning set forth in the Separation and Distribution Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by Jefferies in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events and imposed for a Tax period beginning before and ending after the Distribution Date shall be apportioned between the portion of such Tax period ending on the Distribution Date and the portion of such Tax period beginning after the Distribution Date on a pro rata basis in accordance with the number of days in each such portion of such Tax period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least Jefferies Party and at least one SpinCo Party.

“Company” means Jefferies or SpinCo (or the appropriate Jefferies Party or SpinCo Party), as appropriate.

“Contribution” means the contribution of the capital interest in VEL into SpinCo as set forth in Step 3 on Schedule 2.2 of the Separation and Distribution Agreement.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Effective Time” means the time established by Jefferies as the effective time of the Distribution, New York time, on the Distribution Date.

“Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Intended Tax-Free Treatment of the Pre-Spin-Off Restructuring Transactions (including the Contribution) and the Distribution.

“Due Date” has the meaning set forth in Section 9(a).

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Final Determination” means (a) a decision, judgment, decree, or other order by any court of competent jurisdiction, which has become final, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Group” means either the SpinCo Parties or the Jefferies Parties, as the context requires.

“Income Tax” means any U.S. federal, state, local or foreign Tax that is, in whole or in part, based on or measured by net income or gains.

“Income Tax Return” means any U.S. federal, state, local or foreign Tax Return with respect to Income Tax.

“Indemnifying Party” means the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 8.

“Indemnitee” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 8.

“Intended Tax-Free Treatment” means, after taking into account the Pre-Distribution Transactions, the qualification of the Contribution and the Distribution, taken together (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code, and (c) as a transaction in which Jefferies, the Company and the holders of Jefferies Common Stock recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code.“IRS” means the United States Internal Revenue Service.

“IRS Ruling” has the meaning set forth in the Separation and Distribution Agreement.

“Jefferies” has the meaning ascribed thereto in the preamble.

“Jefferies Retained Business” has the meaning set forth in the Separation and Distribution Agreement.

“Jefferies Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to Jefferies stock that are granted on or prior to the Distribution Date by any of the Jefferies Parties in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Jefferies Intermediate Entity” means an entity treated as a partnership for applicable U.S. federal, state, local or foreign Tax purposes, in which any of the Jefferies Parties holds an interest as a partner for such Tax purposes, directly or through another Jefferies Intermediate Entity, and that holds an interest as a partnership for such Tax Purposes, directly or through another Jefferies Intermediate Entity, in a SpinCo Party that is a partnership for such Tax purposes.

“Jefferies Income Tax Return” means any Income Tax Return that is required to be filed by, or with respect to, a member of the Jefferies Parties.

“Jefferies Parties” has the meaning set forth in the Separation and Distribution Agreement.

“MLTN Basis” shall mean a more likely than not basis, taking into account the relevant provisions of the the Code, the Treasury Regulations promulgated thereunder and other relevant Tax Law.

“Non-Income Tax” means any Tax that is not an Income Tax.

“Partnership Tax Audit Provisions” means Sections 6221 through 6242 of the Code, and the Treasury Regulations and other guidance promulgated with respect thereto, and any similar applicable provision of U.S. state or local or foreign Tax Law.

“Past Practices” has the meaning set forth in Section 4(c)(i).

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6(c).

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Pre-Distribution Transactions” has the meaning set forth in the Separation and Distribution Agreement.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Section 336(e) Election” has the meaning set forth in Section 7.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of SpinCo or any of the SpinCo Parties that are granted on or prior to the Distribution Effective Time by any of the SpinCo Parties in connection with employee, independent contractor or director compensation or other employee benefits.

“SpinCo Disqualifying Action” means (a) any action (or the failure to take any action) by any of the SpinCo Parties after the Distribution Effective Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution Effective Time involving the capital stock of SpinCo or any assets of any of the SpinCo Parties or (c) any breach by any of the SpinCo Parties after the Distribution Effective Time of any representation, warranty or covenant made by them in this Agreement, in the Tax Materials or otherwise in connection with obtaining the IRS Ruling or the Tax Opinion, that, in each case, would affect the Intended Tax-Free Treatment; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action (or the failure to take any action) entered into pursuant to any Transaction Document (other than this Agreement), that is described in the IRS Ruling or that is undertaken pursuant to the Contribution or the Distribution.

“SpinCo Parties” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Partnership Tax Return” means any Income Tax Return that is required to be filed by any of the SpinCo Parties reflecting the treatment of such SpinCo Party as a partnership for applicable Income Tax purposes, including any Income Tax Return prepared and filed on IRS Form 1065 or a similar state, local or non-U.S. Income Tax Return.

“SpinCo Separate Income Tax Return” means any Income Tax Return that is required to be filed by, or with respect to, any of the SpinCo Parties that is not a SpinCo Partnership Tax Return.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any Affiliated Group or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction.

“Tax Arbiter” has the meaning set forth in Section 15.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability for a past or future taxable period.

“Tax Counsel” means Morgan, Lewis & Bockius LLP.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” has the meaning set forth in the Separation and Distribution Agreement.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suits, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax-Related Losses” means, with respect to any Taxes asserted or imposed pursuant to any Tax Proceeding, settlement, determination, judgment or otherwise (but excluding such Taxes), (i) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and accounting, legal and other professional fees and expenses, and court costs), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any such Taxes, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Taxes, liability or damage, as well as any other reasonable out-of-pocket costs incurred in connection therewith, and (ii) if such matter is with respect to Distribution Taxes, any amount paid by any of the Jefferies Parties or any of the SpinCo Parties in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority (including any damages, costs, and expenses associated with shareholder litigation or controversies with respect thereto).

“Tax Representation Letters” means the representations provided by SpinCo and Jefferies to Tax Counsel in connection with the rendering by Tax Counsel of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms,

and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transaction Documents” means the Separation and Distribution Agreement, together with the Ancillary Agreements, as defined in the Separation and Distribution Agreement.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any of the Jefferies Parties or of the SpinCo Parties in connection with the Pre-Distribution Transactions or the Distribution.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Companies may rely to the effect that a transaction will not affect the Intended Tax-Free Treatment. Any such opinion must assume that the Contribution and Distributions would have qualified for Intended Tax-Free Treatment.

“Vitesse Business” has the meaning set forth in the Separation and Distribution Agreement.

(b)    Any term used in this Agreement which is not defined in this Agreement or the Separation and Distribution Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2.    Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any of the Jefferies Parties, on the one hand, and any of the SpinCo Parties, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution Date, none of the SpinCo Parties or the Jefferies Parties shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement between the SpinCo Parties on the one hand, and the Jefferies Parties, on the other hand.

Section 3.    Allocation of Taxes.

(a)    General Allocation Principles. Except as provided in Section 3(c), all Income Taxes shall be allocated as follows:

(i)    Jefferies shall be allocated all Taxes attributable to (x) a Jefferies Party and reported, or required to be reported, on a Jefferies Income Tax Return, other than any such Taxes attributable to a SpinCo Partnership Tax Return, or (y) items of income, gain, loss, deduction and credit allocated to Jefferies or another Jefferies Party (directly or through an allocation of such items by a Jefferies Intermediate Entity) on an original SpinCo Partnership Tax Return that was filed prior to the Distribution Date or is filed after the Distribution Date, with respect to a Pre-Distribution Period, and that was prepared in accordance with Section 4, which, for the avoidance of doubt, shall not include Taxes attributable to any Tax Proceeding with respect to a SpinCo Partnership Tax Return or any amended SpinCo Partnership Tax Return, including by way of an administrative adjustment request or other procedure provided for under the Partnership Tax Audit Provisions, filed after the Distribution Date in connection with a Tax Proceeding.

(ii)    SpinCo shall be allocated (w) all Taxes attributable to any SpinCo Party and reported, or required to be reported, on a SpinCo Separate Income Tax Return for any Post-Distribution Period and (x) all Taxes attributable to any SpinCo Partnership Tax Return that is subject to a Tax Proceeding, including under the Partnership Tax Audit Provisions, that concludes after the Distribution Date, including any “imputed underpayment” imposed pursuant to the Partnership Tax Audit Provisions. SpinCo shall not (y) amend or cause the amendment of any SpinCo Partnership Tax Return with respect to a Pre-Distribution Period, or require any Jefferies Party or any Jefferies Intermediate Entity to amend any Income Tax Return, or (z) make any “push-out” election, pursuant to the Partnership Tax Audit Provisions, with respect to a Tax Proceeding with respect to a Pre-Distribution Period.

(iii)    Allocation of Non-Income Taxes. SpinCo shall be allocated all Non-Income Taxes attributable to the Vitesse Business, and Jefferies shall be allocated all Non-Income Taxes attributable to the Jefferies Retained Business.

(b)    Allocation Conventions.

Any Tax Item of any of the SpinCo Parties arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Effective Time shall be allocable to SpinCo and any such transaction by or with respect to any of the SpinCo Parties occurring after the Distribution Effective Time shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that the foregoing shall not include any action that is undertaken pursuant to the Contribution or the Distribution.

(c)    Special Allocation Rules. Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i)    Transfer Taxes. Transfer Taxes shall be allocated 100% to SpinCo.

(ii)    Distribution Taxes and Tax-Related Losses. Any liability for Distribution Taxes and Tax-Related Losses resulting from a SpinCo Disqualifying Action shall be allocated in a manner consistent with Section 8(a) and Section 8(b).

Section 4.    Preparation and Filing of Tax Returns.

(a)    Responsibility for Preparing Returns.

(i)    Jefferies Prepared Returns. Jefferies shall prepare, or cause to be prepared, all Jefferies Income Tax Returns. To the extent that any of the SpinCo Parties is included in any Jefferies Income Tax Return, as a member of a Combined Group for a Taxable period that includes the Distribution Date, Jefferies shall include in such Joint Tax Return the results of such SpinCo Party on the basis of the Closing of the Books Method to the extent permitted by Applicable Tax Law.

(ii)    SpinCo Prepared Returns. SpinCo shall prepare, or cause to be prepared, any SpinCo Separate Income Tax Return and any SpinCo Partnership Tax Return.

(iii)    Transfer Tax Returns. SpinCo shall prepare and file (or cause to be prepared and filed) all Transfer Tax Returns. If required by Applicable Law, Jefferies shall, and shall cause its Affiliates to, cooperate in preparing and filing, and join in the execution of, any such Tax Returns.

(b)    Cooperation.

(i)    Provision of Information; Timing. SpinCo shall maintain all necessary information for Jefferies (or any of its Affiliates) to file any Tax Return that Jefferies is required or permitted to file under this Section 4, and shall provide to Jefferies all such necessary information in accordance with the Jefferies Parties’s past practice.

(ii)    Right to Review SpinCo Partnership Tax Return. SpinCo shall submit to Jefferies a draft of, and related workpapers for, any SpinCo Partnership Tax Return that includes a Pre-Distribution Period. SpinCo shall (x) make a draft of such Tax Return available for review as required under this paragraph at least 30 days in advance of the due date for filing of such Tax Return (taking into account extensions) and (y) reflect in good faith Jefferies’s comments with respect to such Tax Return, consistent with the special rules provided under Section 4(c).

(iii)    Right to Review Other Tax Returns. To the extent that the positions taken on any Tax Return prepared by or at the direction of either Party pursuant to this Agreement (other than a SpinCo Partnership Tax Return) would reasonably be expected to materially adversely affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 4 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party, shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments

(c)    Special Rules Relating to the Preparation of Tax Returns.

(i)    General Rule. Except as provided in this Section 4(c)(i), each Responsible Party shall prepare (or cause to be prepared) any Tax Return for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the SpinCo Parties or the Jefferies Parties, as applicable, prior to the Distribution Date with respect to such Tax Return, (unless there is no MLTN Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no MLTN Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by such Responsible Party.

(ii)    Consistency with Intended Tax-Free Treatment. All Tax Returns that include any of the Jefferies Parties or any of the SpinCo Parties shall be prepared in a manner that is consistent with the Intended Tax-Free Treatment.

(iii)    SpinCo Separate Income Tax Returns. With respect to any SpinCo Separate Income Tax Return for which SpinCo is responsible pursuant to this Agreement, SpinCo and the other SpinCo Parties shall include such Tax Items in such SpinCo Separate Income Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Jefferies is responsible to the extent such Tax Items are allocated in accordance with this Agreement, unless there is no MLTN Basis for such inclusion. In the event that a Party shall determine that there is no MLTN Basis for such inclusion, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the Tax Returns should be prepared to reflect such items or otherwise such dispute shall be resolved in accordance with Section 15.

(iv)    Election to File Jefferies Income Tax Returns as a Combined Group. Jefferies shall have the sole discretion to file any Jefferies Income Tax Return as a Combined Group if the filing of such Tax Return is elective under Applicable Tax Law.

(v)    Amended Returns. Any amended Tax Return or claim for a refund with respect to any of the SpinCo Parties may be made only by the party responsible for preparing the original Tax Return with respect to such member of the SpinCo Parties pursuant to this Section 4; provided that no amended SpinCo Partnership Tax Return, “administrative adjustment request” (within the meaning of the Partnership Tax Audit Provisions) or similar submission with respect to a Tax period or portion thereof ending on or before the Distribution Date may be made without prior written consent by Jefferies.

(d)    Payment of Taxes. Jefferies shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a Jefferies Party is responsible under this Section 4, and SpinCo shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a SpinCo Party is responsible under this Section 4. If any Responsible Party is required to make a payment to a Taxing Authority for Taxes allocated to the other Party under Section 3, such other Party shall pay the amount of such Taxes to the Responsible Party in accordance with Section 8 and Section 9.

Section 5.    Deductions and Reporting for Certain Awards.

(a)    Deductions. To the extent permitted by Applicable Tax Law, Income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Jefferies Compensatory Equity Interests or SpinCo Compensatory Equity Interests shall be claimed (A) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), (x) solely by the Jefferies Parties if such person was, at any time before or after the Distribution, a director of a Jefferies Party, and (y) in any other case, solely by the SpinCo Parties.

(b)    Withholding and Reporting. All applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of any Jefferies Compensatory Equity Interests or SpinCo Compensatory Equity Interests shall be the responsibility of the Jefferies Parties and the SpinCo Parties, respectively. Jefferies and SpinCo acknowledge and agree that the parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

Section 6.    Certain Representations and Covenants.

(a)    Representations.

(i)    Jefferies, hereby represents and warrants that (x) it has examined the IRS Ruling, the Tax Opinion, the IRS Ruling request and any other materials delivered or deliverable in connection with the issuance of the IRS Ruling and the Tax Opinion (collectively, the “Tax Materials”) and (y) the facts presented and representations that have been or will be made therein were or will be, at the time presented or represented and from such time until and including the Distribution Date, to the extent such facts and representations are with respect to any Jefferies Party (including as to the assets and operations of such Jefferies Party), true, correct, and complete in all material respects (including as to any matter material to qualification for the Intended Tax-Free Treatment).

(ii)    SpinCo hereby represents and warrants:

(1)    that (x) it has examined the Tax Materials and (y) the facts presented and representations that have been or will be made therein were or will be, at the time presented or represented and from such time until and including the

Distribution Date, to the extent such facts and representations are with respect to any SpinCo Party (including as to the assets and operations of such SpinCo Party), true, correct, and complete in all material respects (including as to any matter material to qualification for the Intended Tax-Free Treatment).

(2)    that as of the Distribution Date, there is no plan or intention:

a.    to liquidate SpinCo or to merge or consolidate any of the SpinCo Parties with any other Person subsequent to the Distribution;

b.    to sell or otherwise dispose of any material asset of any of the SpinCo Parties, except in the ordinary course of business;

c.    to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by SpinCo to the IRS in connection with the submission of the IRS Ruling or to Tax Counsel in connection with the Tax Representation Letters or Tax Opinion;

d.    to repurchase stock of SpinCo other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to Tax Counsel in connection with the Tax Representation Letters;

e.    to take or fail to take any action in a manner that management of SpinCo knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any of the SpinCo Parties is a party; or

f.    to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly SpinCo stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b)    Covenants.

(i)    Jefferies, on behalf of itself and all other Jefferies Parties, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Jefferies or the other Jefferies Parties and shall not, and shall not permit any Jefferies Party to, take or fail to take any action that is inconsistent with the facts, information and representations in the Tax Materials with respect to any Jefferies Party (including as to the assets and operations of such Jefferies Party).

(ii)    SpinCo, on behalf of itself and all other SpinCo Parties, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo or the other SpinCo Parties and shall not, and shall not permit any of the SpinCo Parties to, take or fail to take any action (x) that is inconsistent with the fact, information and representations in the Tax Materials with respect to SpinCo or the other SpinCo Parties (including as to the assets and operations of SpinCo or such other SpinCo Parties).

(iii)    SpinCo shall not, and shall not permit any other SpinCo Parties to, take or fail to take any action that constitutes a SpinCo Disqualifying Action.

(iv)    SpinCo shall not, and shall not permit any other SpinCo Parties to, take or fail to take any action that is inconsistent with the information and representations furnished by SpinCo to the IRS in connection with the submission of the IRS Ruling or to Tax Counsel in connection with the Tax Representation Letters or Tax Opinion;

(v)    SpinCo shall not, and shall not permit any other SpinCo Parties to, take or fail to take any action in a manner that management of SpinCo knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any of the SpinCo Parties or the Jefferies Parties is a party;

(vi)    During the two-year period following the Distribution Date:

(1)    SpinCo shall (v) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code as conducted immediately prior to the Distribution and in accordance with the IRS Ruling, (w) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code as conducted immediately prior to the Distribution and in accordance with the IRS Ruling, (x) cause each of the SpinCo Parties whose Active Trade or Business is relied upon for purposes of qualifying the Distribution for the Intended Tax-Free Treatment to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code as conducted immediately prior to the Distribution and in accordance with the IRS Ruling , (y) not engage in any transaction or permit any of the SpinCo Parties to engage in any transaction that would result in a SpinCo Party described in clause (x) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code as conducted immediately prior to the Distribution and in accordance with the IRS Ruling, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (v) through (y) hereof, and (z) not dispose of or permit any SpinCo Party to dispose of, directly or indirectly, any interest in a SpinCo Party described in clause (x) hereof or permit any such SpinCo Party to make or revoke any election under Treasury Regulation Section 301.7701-3;

(2)    SpinCo shall not repurchase stock of SpinCo in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by SpinCo to Tax Counsel in connection with the Tax Representation Letters;

(3)    SpinCo shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person;

(4)    SpinCo shall not, and shall not permit any other SpinCo Party to, issue Equity Interests in a manner that could reasonably be expected to have adverse consequences under Section 355(e) of the Code; provided, however, that SpinCo may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(5)    SpinCo shall not, and shall not permit any other of the SpinCo Parties to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of SpinCo, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of SpinCo or (III) approve or otherwise permit any proposed business combination or any transaction which, in the cause of clauses (I) or (II), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in SpinCo (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (viii) and the interpretation thereof;

(6)    SpinCo shall not, and shall not permit any other SpinCo Party to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of SpinCo (including, without limitation, through the conversion of one class of Equity Interests of SpinCo into another class of Equity Interests of SpinCo); and

(7)    SpinCo shall not take or fail to take, or permit any other SpinCo Party to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax-Free Treatment.

(c)    SpinCo Covenants Exceptions. Notwithstanding the provisions of Section 6(b), SpinCo and the other SpinCo Parties may take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 6(b), if prior to taking any such actions, SpinCo shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Tax Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to Jefferies in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Jefferies, or responsibility for payment by Jefferies, of Distribution Taxes (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling) or (2) have received an Unqualified Tax Opinion, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to Jefferies (including any representations or assumptions that may be included in such Unqualified Tax Opinion), acting reasonably and in good faith solely to prevent the imposition on Jefferies, or responsibility for payment by Jefferies, of Distribution Taxes. SpinCo shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to Jefferies as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (b). Jefferies’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. SpinCo shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Jefferies for all reasonable out-of-pocket costs and expenses that Jefferies may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. SpinCo shall not be relieved of any liability under Section 8 of this Agreement by reason of having obtained such a Post-Distribution Ruling or Unqualified Tax Opinion.

Section 7.    Protective Section 336(e) Elections. Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), Jefferies and SpinCo agree that Jefferies may, within its sole discretion, make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for each member of the SpinCo Parties that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”). If made, it is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii).

Section 8.    Indemnities.

(a)    SpinCo Indemnity to Jefferies. SpinCo shall indemnify Jefferies and the other Jefferies Parties against, and hold them harmless, without duplication, from:

(i)    any Tax liability allocated to SpinCo pursuant to Section 3 and any Tax-Related Losses with respect thereto;

(ii)    any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Effective Time, by SpinCo or any other member of the SpinCo Parties of any representation or covenant contained in this Agreement; and

(iii)    any Distribution Taxes and Tax-Related Losses attributable to a SpinCo Disqualifying Action (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c) are satisfied).

(b)    Jefferies Indemnity to SpinCo. Except in the case of any liabilities described in Section 11(a), Jefferies indemnify SpinCo and the other SpinCo Parties against, and hold them harmless, without duplication, from:

(i)    any Tax liability allocated to Jefferies pursuant to Section 3 and any Tax-Related Losses with respect thereto; and

(ii)    any Tax liability and Tax-Related Losses attributable to a breach by Jefferies or any other member of the Jefferies Parties of any representation or covenant contained in this Agreement.

(c)    Discharge of Indemnity. SpinCo, Jefferies and the members of their respective Groups shall discharge their obligations under Section 8(a) or Section 8(b) hereof, respectively, by paying the relevant amount in accordance with Section 9, within 30 Business Days of written demand therefor provided that, to the extent such amount is required to be paid to a Taxing Authority, such discharge is can be made by paying such amount no later than 10 Business Days prior to the date by which the demanding party is required to pay the related Tax liability (the “Due Date”). Any such written demand shall include a statement showing the amount due under Section 8(a) or Section 8(b), as the case may be and the calculation of such amounts and explanation of the obligation in reasonably sufficient details. Notwithstanding the foregoing, if SpinCo or Jefferies disputes in good faith the fact or the amount of its obligation under Section 8(a) or Section 8(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 15 hereof; provided, however, that any amount not paid within the time provided herein shall bear interest as provided in Section 9.

(d)    Tax Benefits. Except as contemplated in this Agreement, any indemnification obligation of any Indemnifying Party under this Section 8 that arises (i) shall not be increased to take into account any tax costs incurred by the Indemnified Party arising from any payment of the indemnification obligation and (ii) shall not be reduced to take into account any tax benefit received by the Indemnitee arising from the incurrence or payment of any payment of the indemnification obligation.

Section 9.    Payments.

(a)    Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will made no later than the Due Date. Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, Jefferies has the right to designate, by written notice to SpinCo, which Jefferies Party will make or receive such payment.

(b)    Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by any Jefferies Party to any SpinCo Party, or by any SpinCo Party to any Jefferies Party, pursuant to this Agreement, the Separation and Distribution Agreement shall be treated by the parties hereto for all Tax purposes as a distribution by SpinCo to Jefferies, or a capital contribution from Jefferies to SpinCo, as the case may be, and such payment shall be treated as having been made immediately prior to the Distribution. In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 9(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 12 of this Agreement.

(c)    No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation and Distribution Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.

Section 10.    Guarantees. Jefferies or SpinCo, as the case may be, shall guarantee or otherwise perform the obligations of each other Jefferies Parties or SpinCo Parties, respectively, under this Agreement.

Section 11.    Communication and Cooperation.

(a)    Consult and Cooperate. Jefferies and SpinCo shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i)    the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the SpinCo Parties (or, in the case of any Tax Return of the Jefferies Parties, the portion of such return that relates to Taxes for which the SpinCo Parties may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii)    the execution of any document that may be necessary (including to give effect to Section 12) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii)    the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)    Provide Information. Except as set forth in Section 12, Jefferies and SpinCo shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)    Tax Matters. Jefferies and SpinCo shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any of the SpinCo Parties or any of the Jefferies Parties, respectively.

(d)    Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) none of the Jefferies Parties or SpinCo Parties, respectively, shall be required to provide any of the SpinCo Parties or Jefferies Parties, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to SpinCo, the business or assets of any of the SpinCo Parties, or matters for which SpinCo or Jefferies Parties, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any of the Jefferies Parties or the SpinCo Parties, respectively, be required to provide any of the SpinCo Parties or Jefferies Parties, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that Jefferies or SpinCo, respectively, determines that the provision of any information to any of the SpinCo Parties or Jefferies Parties, respectively, could be commercially detrimental or violate any law or agreement to which Jefferies or SpinCo, respectively, is bound, Jefferies or SpinCo, respectively, shall not be required to comply with the foregoing terms of this Section 11(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to Jefferies or SpinCo, to the extent such access to or copies of any information is provided to a Person other than a the Jefferies Parties or SpinCo Parties (as applicable)).

Section 12.    Audits and Contest.

(a)    Notice. Each of Jefferies or SpinCo shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority that may affect the liability of any of the SpinCo Parties or the Jefferies Parties, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)    Assumption of Control.

(i)    SpinCo Separate Income Tax Returns. In the case of any Tax Proceeding with respect to any SpinCo Separate Income Tax Return (other than any SpinCo Partnership Tax Return), SpinCo shall have the sole responsibility and right to control the prosecution of such

Tax Proceedings, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Proceedings.

(ii)     Jefferies Income Tax Returns. In the case of any Tax Proceeding with respect to any Jefferies Income Tax Returns (other than any Tax Proceeding with respect to Distribution Taxes), Jefferies shall have the sole responsibility and right to control the prosecution of such Tax Proceedings, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Proceedings.

(iv)    Vitesse Partnership Tax Returns. SpinCo shall control any Tax Proceeding with respect to a Vitesse Partnership Tax Return, provided that (x) SpinCo shall not require any Jefferies Party, or any Jefferies Intermediate Entity to amend any Income Tax Return, and shall not make any “push-out” election, pursuant to the Partnership Tax Audit Provisions, with respect to such Tax Proceeding, and (y) SpinCo shall keep Jefferies fully informed of all material developments and shall permit Jefferies a reasonable opportunity to participate in the defense of such Tax Proceeding.

(v)    Distribution Taxes. Jefferies shall have the right to control any Tax Proceeding relating to Distribution Taxes; provided, that Jefferies shall keep SpinCo fully informed of all material developments and shall permit SpinCo a reasonable opportunity to participate in the defense of such Tax Proceeding.

Section 13.    Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 14.    Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between Jefferies and SpinCo, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation and Distribution Agreement.

Section 15.    Dispute Resolution. In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within 30 days. In the event that such dispute is not resolved, upon written notice by a party after such 30-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Jefferies and SpinCo; provided, however, that, if Jefferies and SpinCo do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by Jefferies, one member chosen by SpinCo, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute. If the parties are unable to find a Tax Arbiter willing to adjudicate the dispute in question and whom the parties, acting in good faith, find acceptable, then the dispute shall be resolved in the manner set forth in Section 8.1 of the Separation and Distribution Agreement.

Section 16.    Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

Section 17.    Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 18.    Principles. This Agreement is intended to calculate and allocate certain Tax liabilities of the SpinCo Parties and the Jefferies Parties to SpinCo and Jefferies (and their respective Groups), and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated by this Agreement shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

Section 19.    Interpretation; Incorporation of Terms by Reference. This Agreement is an “Ancillary Agreement” as such term is defined in the Separation and Distribution Agreement and shall be interpreted in accordance with the terms of the Separation and Distribution Agreement in all respects; provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation and Distribution Agreement in respect of the subject matter of this Agreement, the terms of this Agreement shall control in all respects. Article 10 of the Separation and Distribution Agreement shall be incorporated herein by reference, mutatis mutandis, unless there is any conflict or inconsistency between such provisions and the terms of this Agreement, in which case the terms of this Agreement shall control in all respects.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

JEFFERIES FINANCIAL GROUP INC.

By:
Name:
Title:

VITESSE ENERGY, INC.

By:
Name:
Title: